EXHIBIT 21.0


             List of Subsidiaries of Euro Group of Companies, Inc.


                               Europhone, Inc.

                               Eurokool, Inc.

                               Europhone USA, Inc.

                               Europhone USA LLC

                               Eurospeed, Inc.